Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Amcor UK Finance plc

Amcor plc

Amcor Finance (USA), Inc.

Amcor Group Finance plc

Amcor Pty Ltd

Amcor Flexibles North America, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	3.950% Guaranteed Senior Notes due 2032	457(r)	$543,450,000(1)	99.154%	$538,852,413	0. 00014760	$79,534.62
	Other	Guarantees of 3.950% Guaranteed Senior Notes due 2032(2)	Other(2)	—	—	—	—	—(2)
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$538,852,413		$79,534.62
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$79,534.62

(1)	€500,000,000 aggregate principal amount of the 3.950% Guaranteed Senior Notes Due 2032 will be issued. The amount to be registered, maximum aggregate offering price and amount of registration fee are based on the May 17, 2024 euro/U.S. $ rate of exchange of €1.00/U.S.$1.0869, as published by the Board of Governors of the Federal Reserve System.
(2)	Amcor plc, Amcor Finance (USA), Inc., Amcor Group Finance plc, Amcor Pty Ltd and Amcor Flexibles North America, Inc. will each fully and unconditionally guarantee the 3.950% Guaranteed Senior Notes due 2032 issued by Amcor UK Finance plc. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee is payable with respect to such guarantees.